EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports Record Second Quarter EPS from Continuing Operations of $0.37 versus $0.22 Last Year;
Comparable Store Sales Increase 21.1%;

Provides Third Quarter EPS Guidance

Warrendale, PA, August 16, 2005 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced its consolidated financial results for the second quarter ended July 30, 2005.

Second Quarter Ended July 30, 2005

  Total sales increased 29.8% to $513.3 million from $395.4 million for the quarter ended July 31, 2004.
  Comparable store sales increased 21.1% when compared to the corresponding period last year.
  Gross profit as a percent to sales increased to 44.4% from 41.2% last year due to an improvement in merchandise margins and the leveraging of rent expense.
  Operating income for the quarter increased to $86.0 million, or 16.8% as a percent to sales, from $51.0 million, or 12.9% as a percent to sales last year.

  Net income for the quarter increased to $58.0 million, or $0.37 per share on a diluted basis, from net income of $29.3 million, or $0.20 per share on a diluted basis last year (which included a $0.02 loss from discontinued operations).

Year-to-Date for the Six Months Ended July 30, 2005

  Total sales increased 32.9% to $967.3 million from $727.6 million for the six months ended July 31, 2004.
  Comparable store sales increased 23.8% when compared to the same six month period last year.
  Gross profit as a percent to sales increased to 46.5% from 42.8% last year due to the leveraging of rent expense and an improvement in merchandise margins.
  Operating income for the period increased to $173.6 million, or 17.9% as a percent to sales, from $94.1 million, or 12.9% as a percent to sales last year.
  Net income for the period increased to $113.3 million, or $0.72 per share on a diluted basis, from net income of $54.5 million, or $0.37 per share on a diluted basis last year (which included a $0.03 loss from discontinued operations).

Management also provided third quarter earnings guidance of $0.45 to $0.46 per share. This compares to earnings of $0.39 per share from continuing operations in the third quarter of last year.

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At 9:00 a.m. Eastern Time, on August 16, 2005, the Company's management team will host a conference call to review the financial results. To listen to the call, dial 877-601-0864 at least ten minutes prior to the start of the call. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. A replay will be available beginning August 16th at 12:00 p.m. Eastern Time through August 30th.  To listen to the replay, dial 1-800-642-1687 and reference confirmation code 7296359#. An audio replay of the conference call will also be available at www.ae.com.

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American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants and graphic T's as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 783 AE stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our third quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

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AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	July 30, 2005	January 29, 2005	July 31, 2004
	(Unaudited)		(Unaudited) (Restated)
ASSETS
Cash, cash equivalents and short-term investments	$625,174	$589,607	$332,611
Merchandise inventory	227,771	137,991	169,840
Other current assets	97,646	100,042	91,267
Total current assets	950,591	827,640	593,718
Property and equipment, net	351,331	353,213	363,459
Goodwill, net	10,136	10,136	10,136
Long-term investments	125,568	84,416	26,151
Other assets, net	26,314	18,254	26,952
Total Assets	$1,463,940	$1,293,659	$1,020,416

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$102,049	$76,344	$70,732
Accrued compensation and payroll taxes	30,991	36,008	26,415
Accrued rent	47,268	45,089	40,107
Accrued income and other taxes	17,655	33,926	18,640
Unredeemed stored value cards and gift certificates	19,111	32,724	15,388
Current portion of note payable	-	-	4,832
Current portion of deferred lease credits	10,377	9,798	10,061
Other current liabilities	12,673	16,152	12,967
Total current liabilities	240,124	250,041	199,142
Note Payable	-	-	11,469
Deferred lease credits	58,337	57,758	56,068
Other non-current liabilities	29,227	22,374	23,963
Total non-current liabilities	87,564	80,132	91,500
Total stockholders' equity	1,136,252	963,486	729,774
Total Liabilities and Stockholders' Equity	$1,463,940	$1,293,659	$1,020,416

Current Ratio	3.96	3.31	2.98

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AMERICAAN EGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share amounts) (Unaudited)
	Three Months Ended		Six Months Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
		(Restated)		(Restated)

Net sales	$513,320	$395,402	$967,339	$727,632
Cost of sales, including certain buying, occupancy and warehousing expenses	285,340	232,548	517,199	416,059
Gross profit	227,980	162,854	450,140	311,573
Selling, general and administrative expenses	123,362	94,951	239,898	184,801
Depreciation and amortization	18,581	16,886	36,683	32,624
Operating income	86,037	51,017	173,559	94,148
Other income, net	4,449	491	7,424	1,431
Income before income taxes	90,486	51,508	180,983	95,579
Provision for income taxes	32,452	19,926	67,765	36,996
Income from continuing operations, net of tax	58,034	31,582	113,218	58,583
Income (loss) from discontinued operations, net of tax	(15)	(2,328)	74	(4,055)
Net income	$58,019	$29,254	$113,292	$54,528

Basic per common share amounts:
Income from continuing operations	$0.38	$0.22	$0.74	$0.41
Loss from discontinued operations	0.00	(0.02)	0.00	(0.03)
Net income per basic common share	$0.38	$0.20	$0.74	$0.38

Diluted per common share amounts:
Income from continuing operations	$0.37	$0.22	$0.72	$0.40
Loss from discontinued operations	0.00	(0.02)	0.00	(0.03)
Net income per diluted common share	$0.37	$0.20	$0.72	$0.37

Weighted average common shares outstanding - basic	153,943	144,502	152,763	143,756
Weighted average common shares outstanding - diluted	157,806	148,328	156,961	147,384
Total gross square footage at end of period:			4,631,461	4,390,790
Store count at end of period:			854	825

Company Contacts:

Laura Weil

Judy Meehan

724-776-4857